SCHEDULE 14A

(Rule 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.    )

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The FINOVA Group Inc.

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The FINOVA® Group Inc.

4800 N. Scottsdale Road

Scottsdale, Arizona 85251-7623

NOTICE OF ANNUAL SHAREHOLDERS MEETING

April 7, 2005

To the Holders of Common Stock of

The FINOVA Group Inc.

We will hold the Annual Shareholders Meeting of The FINOVA Group Inc. (“FINOVA”) at the offices of Credit Suisse First Boston, 11 Madison Avenue, Level 2B Auditorium, New York, New York 10010, on Wednesday, May 18, 2005 at 10:00 a.m., Eastern Daylight Savings Time. The meeting’s purpose is to:

1.	Elect 7 directors; and

2.	Consider any other matters that properly come before the meeting and any adjournments.

Only shareholders of record of common stock at the OPENING of business, 8:00 a.m., EST, on March 21, 2005 are entitled to receive notice of and to vote at the meeting.

We have enclosed our 2004 annual report to shareholders, including financial statements, and the proxy statement with this notice of annual meeting.

To assure your representation at the meeting, please vote. For your convenience, and to help reduce expenses, you may vote through the telephone or the internet, as explained on the enclosed proxy card. Alternatively, you can complete, sign and mail the enclosed proxy. We have enclosed a return envelope for that purpose, which requires no postage if mailed in the United States, if you choose to vote by mail. Your proxy is being solicited by the Board of Directors. We urge you to vote as soon as possible.

Richard Lieberman

Senior Vice President

General Counsel and Secretary

PLEASE VOTE -- YOUR VOTE IS IMPORTANT

The FINOVA® Group Inc.

4800 N. Scottsdale Road

Scottsdale, Arizona 85251-7623

ANNUAL SHAREHOLDERS MEETING

PROXY STATEMENT

Annual Meeting:	May 18, 2005 Credit Suisse First Boston 10:00 a.m., EDST 11 Madison Avenue, Level 2B Auditorium New York, New York 10010

Record Date:	8:00 a.m., EST, March 21, 2005. If you were a shareholder at that time, you may vote at the meeting. Each share is entitled to one vote. You may not cumulate votes. At the record date, there were 122,041,162 shares of our common stock outstanding.

Agenda:	1. Elect 7 directors.

2. Any other proper business.

Proxies: We will follow your voting instructions. If none, we will vote signed proxies for the nominees.	Unless you tell us on the proxy card to vote differently, we will vote signed returned proxies “for” the Board’s nominees. The proxy holders will use their discretion on other matters. If a nominee cannot or will not serve as a director, the proxy holders will vote for a person whom they believe will carry on our present policies.

Proxies Solicited By:	The Board of Directors.

First Mailing Date:	We anticipate first mailing this proxy statement on April 15, 2005.

Revoking Your Proxy:	You may revoke your proxy before it is voted at the meeting. To revoke, follow the procedures listed on page 13 under “Voting Procedures/Revoking Your Proxy.”

Independent Auditors:	A representative of our independent auditors, Ernst & Young, LLP, is expected to be present at the meeting. The representative will have the opportunity to make a statement, if desired, and is expected to be available to respond to appropriate questions from our shareholders.

PLEASE VOTE -- YOUR VOTE IS IMPORTANT

CONTENTS
	General Information	1
	*Election of Directors	2
	Board Information	3
*We will vote on this item at the meeting.	Human Resources Committee Report on Executive Compensation (1)	5
	Audit Committee Report (1)	6
	Principal Auditor Fees and Services	7
	Performance Graph (1)	7
	Executive Compensation and Other Information	8
	Employment Agreements	9
	Compensation Committee Interlocks and Insider Participation	10
	Certain Relationships and Related Transactions	11
	Section 16(a) Beneficial Ownership Reporting Compliance	11
	FINOVA Share Ownership	11
	Voting Procedures/Revoking Your Proxy	13
	Submission of Shareholder Proposals	14
	Annual Report on SEC Form 10-K and Shareholders Sharing an Address	14
	Other Business	14
	Appendix A – Audit Committee Charter	15

(1)      The Human Resources and Audit Committee reports, the performance graph and discussion regarding the independence of the Audit Committee members shall not be “soliciting material” or filed with the SEC. Those items will not be incorporated by reference into any present or future filings we make with the SEC.

PROPOSAL ONE: ELECTION OF DIRECTORS

Board Structure:	The Board currently has 7 members. Directors serve for one-year terms.

BOARD NOMINEES We urge you to vote for these nominees.	Shareholders will elect 7 directors this year. The Board’s nominees are listed below. We urge you to vote for Messrs. Boland, Cumming, Durham, Mara, Morgan, Smith and Steinberg.

Thomas F. Boland:	A Managing Director of Seneca Financial Group, Inc. (an investment bank specializing in financial restructuring advisory services) since 2001. Prior to that, a Managing Director for Citigroup Corporate and Investment Bank, Inc. in charge of Japan, Europe and North America Credit and Operating Risk Management from 1999 to 2001. Prior to that, a Senior Risk Manager for Citibank’s Global Relationship Bank. Chairman of the Board of Shuttle, Inc. from 1992 to 1997. Mr. Boland has been designated to serve on the Board by the creditors’ committee in our reorganization proceedings, as discussed more fully below. Board member since August 2001. Age 61.

Ian M. Cumming:	Chairman of the Board of FINOVA since August 2001. Also Chairman of the Board of Leucadia National Corporation (“Leucadia”) since 1978. Director of MK Resources Company (an international mining company)(“MK Resources”), a consolidated subsidiary of Leucadia. Also a director of Skywest, Inc. (a Utah-based regional air carrier) and HomeFed Corporation (“HomeFed”) (a publicly held real estate development company). Board member since August 2001. Age 64.

G. Robert Durham:	Former Chairman of FINOVA from February to August 2001. Retired Chairman and Chief Executive Officer of Walters Industries, Inc. (a homebuilding and financing, building materials, natural resources and industrial manufacturing company) since 1996. He served as Chairman and Chief Executive Officer from 1991 to 1996. Former Chairman, President and Chief Executive Officer of Phelps Dodge Corporation (a mining company). Director of MK Resources. Former director of The Mony Group, Amphenol Corp. and Earle M. Gorgensen Co. Board member since 1992. Age 76.

Thomas E. Mara:	Chief Executive Officer of FINOVA since September 2002. Previously, Executive Vice President of FINOVA since 2001. Executive Vice President of Leucadia since 1980 and Treasurer since 1993. Director of MK Resources. Board member since September 2002. Age 59.

R. Gregory Morgan:	Lawyer. Previously, a partner in the law firm of Munger, Tolles & Olson LLP, where he has practiced law from 1981 through 2004. Board member since August 2001. Age 51.

Kenneth R. Smith:	Eller Distinguished Service Professor of Economics since 1980, Dean of the Eller College of Management 1980 to 1995 (and acting Dean from 2004 to 2005), and Vice Provost from 1992 to 1995 of The University of Arizona. Chairman since 1996 and director since 1990 of Apache Nitrogen Products, Inc. Former director of Southwest Gas Corporation. Board member since 1992. Age 62.

Joseph S. Steinberg:	President of FINOVA since August 2001. A director of Leucadia since 1978 and President of Leucadia since 1979. Also, Chairman of the Board of HomeFed and a director of Jordan Industries, Inc. (a public company, which owns and manages manufacturing companies), and White Mountains Insurance Group, Ltd. (a publicly held insurance holding company). Board member since August 2001. Age 61.

BOARD INFORMATION

Board Organization:	The Board is comprised of 7 directors, each of which is elected annually. As required by FINOVA’s Plan of Reorganization, our Bylaws provide that the Board will renominate for election Mr. Boland or another director recommended by a majority of the holders of our senior secured notes, as long as at least $500 million of those notes remain outstanding. Pursuant to that authority, the Board has renominated Mr. Boland. Directors are to be elected for one-year terms, or until their successors are elected.

Board Meetings:	In 2004, the Board held 4 Board and 5 committee meetings. Each director attended at least 75% of his Board and committee meetings. The Board’s policy is to encourage each director to attend the annual meeting of shareholders and at least 75% of the meetings for that director. Each director attended the 2004 annual meeting.

Board Committees:	The Executive Committee exercises all the powers of the Board when the Board is not in session, except as limited by law. The Executive Committee held no meetings last year. Members: Messrs. Cumming (Chairman), Mara and Steinberg.

The Audit Committee is comprised of non-employee, non-Leucadia directors. The Board has adopted a written charter for the Committee, which is included as an exhibit to this Proxy Statement. The Committee appoints the Company’s independent auditors. It also reviews audit reports and plans, accounting policies, financial statements, internal audit reports, internal controls, audit fees and certain other expenses. It supervises our corporate compliance program and the Ethics Committee. The Audit Committee has authority to engage counsel and other experts in its discretion. The Committee has implemented policies requiring pre-approval of non-audit services. Those policies were attached to the 2004 Proxy Statement. In their opinion and that of the Board, two Audit Committee members qualify as “audit committee financial experts,” pursuant to SEC rules. Those members are Messrs. Boland and Smith. The Audit Committee held 4 meetings in 2004. Members: Messrs. Morgan (Chairman), Boland and Smith.

The Human Resources Committee exercises authority as delegated by the Board regarding the compensation of executives. The Board delegated to the Chief Executive Officer and the Chief Operating Officer the authority to set compensation for non-executive officers and compensation other than salaries for executive officers, subject to the committee’s supervision. It held 1 meeting in 2004. Members: Messrs. Smith (Chairman), Mara and Steinberg.

Special Committee. The Special Committee, which is comprised of the non-management and non-Berkadia-related directors, advises the Board with respect to potential transactions in the Company’s debt securities and other requested matters. The Special Committee held no meetings in 2004. Members: Messrs. Boland (Chairman), Durham and Smith.

Nomination of Directors:

The Board does not have, and historically has never had, a nominating committee. The entire Board performs those duties. As noted in Board Organization above, the holders of our senior secured notes have the right to nominate a director in place of Mr. Boland, and those note holders have the right to control that nomination process. Moreover, due to the ownership of half of FINOVA’s common stock by Berkadia, assuming its members vote by consensus, it can effectively control the election of directors. In addition, FINOVA has completed a substantial portion of its asset liquidation, and the present Board members have extensive knowledge of FINOVA’s operations. As a result, the Board believes that creation of a nominating committee would not be in FINOVA’s best interests at this time. For the same reasons, the Board has not adopted minimum qualifications for directors, a nominating committee charter or procedures for the nomination process. FINOVA has not paid a fee to a third party to identify or evaluate potential nominees since the company emerged from the reorganization proceedings in 2001.

The Bylaws provide a process for shareholder nomination of directors. Shareholders seeking to nominate a director must provide the Secretary with advance notice of the intention to make a nomination at least 120 days prior to the anniversary of the mailing date of the previous year’s proxy statement, assuming the annual meeting date does not advance by more than 30 days. If a special meeting were to be held to elect directors, shareholders would have to give the Secretary at least 30 days’ advance notice of a shareholder’s intent to nominate a director. The Bylaws specify information that must be included in the notices. FINOVA may request additional information from prospective candidates. Shareholders may contact the Secretary at the address noted above for a copy of the relevant bylaw provisions, or obtain a copy at www.finova.com.

Board Independence:	The Board has determined that Messrs. Boland, Durham and Morgan are independent under rules of the New York Stock Exchange. Due to relationships noted below under “Compensation Committee Interlocks and Insider Participation” and “Certain Relationships and Related Transactions,” Mr. Smith may not satisfy the independence criteria. The Board deems it appropriate for him to serve on the Audit Committee due to his familiarity with FINOVA’s operations and financial circumstances and does not believe the potential conflict impairs his independence. The Leucadia affiliated directors, Messrs. Cumming, Steinberg, Mara, are not independent under those rules.

Retainer And Fees:	Directors receive a $30,000 annual retainer. Directors also receive $1,500 for each Board, committee or other meeting attended. In connection with his duties as a member of the Special Committee, Mr. Boland is authorized to receive a stipend at a rate of $2,500 per day for Special Committee business, other than Special Committee meetings. He did not receive any of those stipends in 2004. We reimburse directors for any expenses related to their Board service.

Communications with Board Members:	Security holders seeking to communicate with the Board or individual Board members may do so in writing, addressed to the Board or individual member(s), as appropriate, at the address noted on the first page of this Proxy Statement. Communications may also be forwarded to the Secretary for distribution to the Board members. The Secretary will forward all communications received that are addressed or expressly requested to be sent to one or more of the directors, other than advertisements, general solicitations of business, offensive materials, matters unrelated to FINOVA, or administrative or technical matters that are believed to be resolved to the sender’s satisfaction without board involvement. This policy only applies to matters that are deemed to be “security holder communications” under SEC rules. It does not apply to other matters, including shareholder proposals and related communications, as well as communications by note holders pursuant to the Indenture governing those notes.

HUMAN RESOURCES COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Committee:	The Human Resources Committee exercises authority as delegated by the Board regarding the compensation of executives. The Board delegated to the Chief Executive Officer and the Chief Operating Officer the authority to set compensation for non-executive officers and compensation other than salaries for executive officers, subject to the committee’s supervision.

Management Agreement:	As part of FINOVA’s reorganization, FINOVA and Leucadia entered into a management agreement that expires in 2011, at a cost of $8 million per year plus expense reimbursements. Pursuant to its terms and subject to the authority of the Board, Leucadia provides general management of FINOVA. Messrs. Cumming, Steinberg and Mara serve as executives of FINOVA for no additional compensation other than compensation paid to them as Board members and expense reimbursements.

Leucadia also provides other employees to assist FINOVA from time to time, also at no additional compensation other than expense reimbursements. The following discussion of compensation practices does not apply to the Leucadia personnel working for FINOVA.

Salaries:	For the remaining executives, Messrs Gray, Lieberman, Ross and Tashlik, through his retirement in July 2004, FINOVA established their salaries after considering their duties, compensation history, desire to retain them in light of the company’s circumstances and competitive salaries at alternative employers. For Messrs. Gray, Lieberman and Tashlik, their salaries were increased from the prior year levels by a 2% cost-of-living adjustment granted to the employees generally.

Annual Bonuses:	As part of the company’s compensation program, employees participate in a bonus program in which they are eligible for a year-end discretionary performance bonus that ranges from 0% to 200% of the employee’s target bonus. The target bonuses are set as a percentage of the person’s actual salary, which percentage generally increases with the employee’s level in the company. Bonuses were paid based on a consideration of the participant’s and the company’s performance. A participant’s performance is measured against objectives established for that participant at the beginning of the year, as amended due to changes in duties or company circumstances.

The target bonus levels for Messrs. Lieberman, Ross and Tashlik were equal to their base salary. They were paid at approximately 72%, 65% and 36% of their respective maximum awards. No target bonus level was established in advance for Mr. Gray. The Committee paid him a performance bonus of $600,000. It determined his bonus after considering his and FINOVA’s performance, his compensation history and his extraordinary efforts.

Other Annual Compensation:	FINOVA provides certain additional annual compensation to executive officers, including financial and tax counseling, executive physicals, medical expense reimbursements, tax gross ups on the financial counseling, and short-term disability. Payments for those benefits for the executives named in this proxy statement were negligible for all officers except for Mr. Tashlik. He received approximately $135,700 in these payments, most of which was for short-term disability of $115,383.

Severance Compensation:	Executive officers are eligible to receive severance compensation if they are involuntarily terminated other than for cause. Mr. Gray is eligible for severance compensation equal to approximately 2.87 years, Mr. Lieberman 1.85 years, and Mr. Ross 1.56 years of their respective base pay. FINOVA may supplement those amounts but may not reduce them below the current levels. They are also eligible for health insurance continuation for 18 months after severance for Messrs. Gray and Tashlik and one year for Messrs. Ross and Lieberman, as well as outplacement assistance. Mr. Tashlik received severance compensation equal to 1.84 years of base compensation when he retired in 2004 and is eligible for continued life insurance and financial counseling for one year after termination.

Employee Trusts:	To help assure a stable workforce, which helps maximize the return to the creditors, the Board implemented two employee trusts to secure severance and bonus compensation owed to the employees. The trusts, which are described in “Employment Agreements” below, are applicable to all employees, not just executive officers.

Tax Code Concerns:	Section 162(m) of the Internal Revenue Code disallows a corporate income tax deduction for compensation paid to executives in excess of $1 million per year, with certain permitted exceptions. The Committee does not believe it was in FINOVA’s best interests to restrict the compensation programs to satisfy those requirements. The exceptions would have required, among other things, that we eliminate our flexibility to pay discretionary bonuses. Moreover, the current compensation program does not appear to trigger Section 162(m) considerations, in light of the company’s current tax situation.

Chief Executive Officer:	As noted above, Mr. Mara serves as Chief Executive Officer to FINOVA pursuant to the management agreement with Leucadia noted above. As an employee of Leucadia, he receives compensation from Leucadia and does not receive additional compensation from FINOVA, other than director’s compensation and expense reimbursements.

Conclusion:

We believe the executive team provided outstanding service to FINOVA, especially in light of the company’s financial condition. Employees at all levels are working hard to help liquidate assets to maximize return to our creditors. Their diligence often hastens their departure from the company. We believe that the compensation practices in place help assure a stable workforce, which helps to maximize the return to our creditors. We will work to assure the executive compensation programs continue to meet our strategic goals.

Kenneth R. Smith, Chairman

Thomas E. Mara

Joseph S. Steinberg

Members, Human Resources Committee

AUDIT COMMITTEE REPORT

The following report of our Audit Committee relates to our audited financial statements for the year ended December 31, 2004. The Audit Committee reviewed and discussed our audited financial statements with management. Management has primary responsibility for FINOVA’s financial statements and the overall reporting process, including its system of internal controls.

We discussed with Ernst & Young, LLP, our independent accountants, the matters required to be discussed by Statement of Accounting Standards No. 61, Communications with Audit Committees, regarding the auditors’ judgments about the quality of our accounting principles, as applied in our financial reporting, as supplemented, SAS 99, Consideration of Fraud in a Financial Statement Audit, and SEC Rules discussed in Final Releases Nos. 33-8183 and 33-8183a.

The Committee received the written disclosure and letter from Ernst & Young, LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. The Committee discussed with Ernst & Young, LLP their independence.

Based on these reviews and discussions, we recommended to the Board that the company’s audited financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, for filing with the SEC.

R. Gregory Morgan, Chairman

Thomas F. Boland

Kenneth R. Smith

Members, Audit Committee

PRINCIPAL AUDITOR FEES AND SERVICES

Audit and Related Fees:	The following table sets forth the total fees billed or expected to be billed by Ernst & Young, LLP for audit services rendered in connection with the audit of our financial statements for 2004 and 2003, and fees billed for other services rendered by that firm for those years:

	2004	2003(1)
Audit Fees	$702,575	$1,044,893
Audit Related Fees(2)	47,850	57,500
Tax Fees	6,650	23,023
All Other Fees	1,500	0

Total Fees	$758,575	$1,125,416

(1)      The amount of fees listed for 2003 was reduced by $50,000. Ernst & Young, LLP agreed to those reductions in light of our financial condition and because the fees paid to it in the reorganization proceedings were higher than projected. In addition, Ernst & Young, LLP reduced it fees by $250,000 in connection with the 2001 audit and $200,000 for the 2002 audit, for a total savings to FINOVA of $500,000.

(2)      Audit Related Services included audits of our benefit plans and of our servicing unit.

The Audit Committee has considered whether the provision of the non-audit services is compatible with the maintenance of the auditors’ independence. The Audit Committee approved all of those services and fees.

PERFORMANCE GRAPH Comparison of Cumulative Total Return Among FINOVA, Standard & Poor’s 500 Index and S&P 500 Financial Index(1)

(1) Assumes $100 invested on December 31, 1999 and dividends reinvested. Historical performance does not necessarily predict future results.

EXECUTIVE COMPENSATION AND OTHER INFORMATION
Summary of Compensation:	The following table summarizes the compensation we paid the Chairman, President, Chief Executive Officer and each of the three other most highly compensated executive officers as of the end of 2004, based on salary and annual bonus, as well as one retired executive officer. Bonus totals also include amounts paid in 2005, which related to 2004 performance. Information is not included before the year a listed person became an executive officer.

SUMMARY COMPENSATION TABLE

		Annual Compensation
Name and Principal Position	Year	Salary(1)	Retention & Perfor- mance Bonuses(1)	Other Annual Compen- sation(2)	All Other Compen- sation(3)
Ian M. Cumming Chairman	2004 2003 2002	*		$37,500 45,000 39,000

Joseph S. Steinberg President	2004 2003 2002	*		37,500 43,500 36,000

Thomas E. Mara Chief Executive Officer (since September 2002)	2004 2003 2002	*		45,000 49,500 12,000

Glenn E. Gray Chief Operating Officer (since May 2002)	2004 2003 2002	$305,000 300,000 264,304	$600,000 600,000 675,405	15,072 115,360	$12,300 12,000 52,891

Richard Lieberman Senior Vice President, General Counsel and Secretary	2004 2003 2002	208,417 204,167 200,000	300,000 310,000 300,000	10,457	12,300 12,000 11,000

Richard A. Ross Senior Vice President Chief Financial Officer & Treasurer (since August 2004)	2004	193,274	250,000	2,824	12,300

Stuart A. Tashlik Senior Vice President, Chief Financial Officer (Retired July 2004)	2004 2003 2002	37,367 235,000 229,167	175,000 330,000 287,500	135,705	455,873 11,760 228,315

*       The services of our Chairman, President and Chief Executive Officer are provided to FINOVA under a management agreement with Leucadia. They received compensation as directors, including the retainer and meeting fees noted under “Board Compensation.” The management agreement is discussed in more detail in “Compensation Committee Interlocks and Insider Participation” below.

(1) Includes deferred compensation, if any. Bonuses are discretionary payments based on performance of the recipient. Amounts for 2004 include payments made in 2005 relating to 2004 performance.

(2)      Includes personal benefits we paid, including directors’ fees for Messrs. Cumming,

Steinberg, and Mara. Mr. Tashlik received short-term disability payments of $115,383. Also includes tax payments for Messrs. Gray ($2,245), Lieberman ($2,783), Ross ($889) and Tashlik ($2,298).

(3) Includes matching payments under the Savings Plan. Also includes severance compensation for Mr. Tashlik of $443,573.

Retirement Plans:

The following table shows the estimated annual retirement benefit payable to participants, including the non-Leucadia officers named in this proxy statement, for the average annual earnings and years of service indicated. It assumes retirement at age 65. We pay the retirement benefits under FINOVA’s Pension Plan. Leucadia personnel, including Messrs. Cumming, Steinberg and Mara, do not participate in FINOVA’s retirement plans.

FINOVA terminated the Pension Plan as of December 31, 2004, and no additional benefits will accrue under that plan after that date. FINOVA anticipates distributing the Plan proceeds to the participants in the third quarter of 2005.

PENSION PLAN TABLE

Average Annual Compensation(1)	Estimated Annual Retirement Benefits for Years of Service(2)(3)
	15	20	25	30	35(4)
$125,000	$24,473	$32,630	$40,788	$48,946	$57,103
150,000	30,098	40,130	50,163	60,196	70,228
175,000	35,723	47,630	59,538	71,446	83,353
200,000(5)	41,348	55,130	68,913	82,696	96,478

(1)      Consists of the employee’s average salary and bonus during the highest 5 years during the past 10 years before retirement, up to the maximum permitted for qualified plans. Salary and bonus for 2004 for the officers named in the Summary Compensation Table who participated in the Pension Plan are listed in that table. At year-end, the average compensation for plan purposes was $189,000 for Mr. Gray, $188,802 for Mr. Lieberman, $169,742 for Mr. Ross, and $189,000 for Mr. Tashlik.

(2) Years of credited service: Mr. Gray (11), Mr. Lieberman (12), Mr. Ross (10) and Mr. Tashlik (24).

(3)      Benefits are computed on a single-life annuity basis. The benefits under the plan reflect a reduction to recognize some of the Social Security benefits expected to be received by the employee. The plan also provides for the payment of benefits to an employee’s surviving spouse. The table excludes adjustments for joint and survivorship provisions, which would reduce the amounts shown. Benefits generally vested after five years of service, except the plan has been terminated, so participants became vested as of December 31, 2004, regardless of their years of service. The plan provides for reduced early retirement benefits. Prior plan formulas provide for different benefits. Employees accruing benefits under the prior or the prior and current formulas may receive benefits different from those listed in the table above.

(4) The Pension Plan benefit formula limits the years of service for plan purposes to a maximum of 35 years.

(5) The maximum annual compensation to be included in the plan in 2004 was $205,000.

EMPLOYMENT AGREEMENTS

Management Agreement:	Leucadia National Corporation manages FINOVA under the Management Services Agreement entered into between our companies. That agreement is described more fully below in “Compensation Committee Interlocks and Insider Participation.”

Severance Obligations and Severance and Bonus Trusts:	Messrs. Gray, Lieberman, Ross and Tashlik participate in severance agreements that provide benefits if the executive is terminated involuntarily other than for cause, in exchange for a release of liability. Mr. Gray would be paid severance equal to approximately 2.87 years, Mr. Lieberman 1.85 years, Mr. Ross 1.56 years and Mr. Tashlik received severance of 1.84 years of their respective base pay. Participants would also receive health insurance benefits for 18 months for Messrs. Gray and Tashlik and 1 year for Messrs. Lieberman and Ross. Each is eligible for outplacement assistance. Mr. Tashlik also receives financial counseling and life insurance for 1 year.

The Board established and funded two trusts to secure the Company’s obligations to all of its employees for severance and bonuses. The Trustee of both trusts is Atlantic Trust Company. One trust (the “US Severance Trust”) secures the severance and related medical insurance and outplacement obligations for the US employees. The US Severance Trust pays terminated employees their severance benefits if they are otherwise eligible to receive severance from FINOVA and enter into a release of liability, as is required by FINOVA policy.

The other trust (the “Bonus Trust”) secures the bonus obligations for all employees and the severance obligations for the employees based in the United Kingdom. The trust provides that if the Company does not pay the bonus or UK severance payments, the employees can request that the Trustee pay those amounts from the trust, pursuant to procedures established in the Trust Agreement.

FINOVA funded these trusts in 2003 with a total of approximately $24 million, which approximated the estimated liability due under those programs at that time, and is not in addition to amounts that would otherwise be due. Excess amounts in the trusts after satisfaction of all obligations to participants and the trustee would revert to FINOVA.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
Berkadia LLC, Berkshire Hathaway Inc. and Leucadia National Corporation:

Mr. Cumming is the Chairman of the Board of Leucadia and Mr. Steinberg is a director and President of Leucadia. Each beneficially owns in excess of 10% of the outstanding common shares of that company. Mr. Mara is Executive Vice President of Leucadia.

Leucadia manages FINOVA pursuant to the Management Services Agreement, which was originally entered into in February 2001, before FINOVA commenced the reorganization proceedings. The management agreement expires in 2011 and provides that Leucadia will appoint the Chairman, President and other officers as it deems necessary to fulfill its duties. Leucadia will generally manage our affairs, subject to direction by the Board of Directors.

The management agreement was entered into in 2001 simultaneously with the execution of a $6 billion loan commitment from Berkadia LLC, a joint venture between Berkshire Hathaway Inc. and Leucadia. As part of that transaction, FINOVA paid Berkadia $120 million in commitment and funding fees. Berkadia loaned FINOVA $5.6 billion in August 2001 to finance FINOVA’s plan of reorganization. The Berkadia loan bore annual interest at the London Interbank Offered Rate plus 2.25%. Interest was payable monthly. The loan was scheduled to mature in 2006, but principal was to be repaid earlier if excess cash was available, as set forth in FINOVA’s credit agreements. The Berkadia loan was repaid in full in February 2004.

When the Berkadia loan was made, FINOVA issued to Berkadia sufficient common stock in FINOVA to result in Berkadia holding 50% of the total number of outstanding shares of common stock upon emergence from the reorganization proceedings, as required by the plan of reorganization. The management fee to Leucadia, the fees paid to Berkadia, the issuance of the stock and the terms of the Berkadia loan were approved by the bankruptcy court overseeing FINOVA’s reorganization.

FINOVA pays Leucadia $8 million each year for management fees under the Management Services Agreement. Fees are paid quarterly. As of the Record Date, FINOVA has paid Leucadia $2 million of management fees in 2005. Leucadia has advised us that the $8 million annual management fee is shared equally with Berkshire Hathaway under the terms of the Berkadia LLC operating agreement.

We do not pay compensation for the services of Messrs. Cumming, Steinberg and Mara or any of Leucadia’s other personnel, except for the management fees noted above. Under the management agreement, we pay reasonable out-of-pocket expenses incurred by those individuals. We also pay directors’ fees to those who serve on the Board.

During 2004, FINOVA repaid the last $525 million of principal and approximately $3.9 million of interest and net interest savings to Berkadia on the Berkadia loan. The terms of the Berkadia loan and that note repurchase program are described more fully in FINOVA’s Annual Report on SEC Form 10-K enclosed with this Proxy Statement.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Mr. Morgan:	During 2004, Mr. Morgan retired as a partner of the law firm of Munger, Tolles & Olson LLP. That firm serves as counsel to Berkshire Hathaway Inc. and Berkadia LLC.

Mr. Boland:	Mr. Boland was appointed to FINOVA’s Board of Directors as the designee of the creditors’ committee in those proceedings, which was given the right under the plan of reorganization to appoint one director. FINOVA’s Bylaws provide that our Board will renominate him each year as a director so long as at least $500 million of our 7.5% senior secured notes remain outstanding, unless a majority of the note holders request nomination of a different director, pursuant to procedures set forth in the Bylaws. The Board has renominated Mr. Boland for election as a Board member.

Mr. Smith:	Until 2004, Mr. Smith served as Chairman and Chief Executive Officer of GroupSystems Corporation, formerly known as GroupSystems.com and Ventana Corporation, which markets interactive computer systems software and services. Mr. Smith is no longer a director or officer of that company, but he continues to own just under 10% of its stock. FINOVA Capital owns 600,000 shares of GroupSystems’ common stock, representing approximately 1.35% of its common stock. In addition, FINOVA Capital granted GroupSystems a $1,000,000 line of credit, which was converted in 2000 into a term loan for $870,000. That loan has an outstanding balance of approximately $156,710 as of March 18, 2005. The loan matured on December 31, 2002, and was subsequently extended most recently until January 1, 2006. The line of credit to GroupSystems and the purchase of shares were granted before Mr. Smith became a member of our Board. The line of credit and the renegotiated terms were made in the ordinary course of business on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with other persons.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based on a review of reports filed by our directors, executive officers and beneficial holders of 10% or more of our shares, and upon representations from those persons, all SEC stock ownership reports required to be filed by those reporting persons during 2004 were timely made.

FINOVA SHARE OWNERSHIP

The following tables list our share ownership for the persons or groups specified. Ownership includes direct and indirect (beneficial) ownership, as defined by SEC rules. To our knowledge, each person, along with his or her spouse, has sole voting and investment power over the shares unless otherwise noted. Information in the first table is as of the latest reports by those entities received by us. That table lists the beneficial owners of at least 5% of our shares. Information is as of the Record Date.

CERTAIN BENEFICIAL OWNERS

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percentage of Shares
Berkshire Hathaway Inc. 1440 Kiewit Plaza Omaha, Nebraska 68131	30,510,290.5	25%

Leucadia National Corporation 315 Park Avenue South New York, NY 10010-3679	30,510,290.5	25%

(1)      These shares are owned by an affiliate of Berkadia LLC, a joint venture beneficially owned, through subsidiaries, by Berkshire and Leucadia. Pursuant to the terms of the operating agreements governing Berkadia and its direct members, these shares are to be voted in a manner as determined unanimously by Berkshire and Leucadia. If unanimity cannot be achieved, the shares owned by Berkadia are to be voted 50% as directed by Berkshire and 50% as directed by Leucadia.

DIRECTORS AND EXECUTIVE OFFICERS

Name	Position(s)	Amount and Nature of Beneficial Ownership		Percentage of Outstanding Shares
Thomas F. Boland	Director	0
Ian M. Cumming	Director and Chairman		(1)
G. Robert Durham	Director	0
Thomas E. Mara	Director and Chief Executive Officer	0
R. Gregory Morgan	Director	0
Kenneth R. Smith	Director	0
Joseph S. Steinberg	Director and President		(1)
Glenn E. Gray	Chief Operating Officer	0
Richard Lieberman	Senior Vice President, General Counsel and Secretary	0
Richard A. Ross	Senior Vice President, Chief Financial Officer & Treasurer	0
Stuart A. Tashlik	Senior Vice President, Chief Financial Officer (retired)	757		*
Directors and Executive Officers, as a group (11 persons)		757	(1)	*

* Less than one percent.

(1)      Does not include any interest in 30,510,290.5 shares (25%) of FINOVA’s common stock that Leucadia may be deemed to beneficially own under SEC Rule 13d-3 by virtue of its indirect membership interests in an affiliate of Berkadia LLC. Together with certain family members, Mr. Cumming and Mr. Steinberg beneficially own significant amounts of Leucadia stock. By virtue of their beneficial ownership of Leucadia, they may be deemed to be the indirect beneficial owners of their pro rata share of the FINOVA common stock beneficially owned by Leucadia.

VOTING PROCEDURES / REVOKING YOUR PROXY
You can vote by telephone, the internet, mail, or in person. We encourage you to vote by telephone or the internet to help save money.

You can vote your shares by telephone, the internet, mail or in person at the meeting. Your proxy card contains instructions for voting by telephone or the internet. Voting by telephone or the internet are the least expensive and fastest methods of voting.

To vote by mail, complete and sign your proxy card -- or your broker’s voting instruction card if your shares are held by your broker -- and return it in the enclosed business-reply envelope.

To be elected, directors must receive a plurality of the shares present and voting in person or by proxy, provided a quorum exists. A plurality means receiving the largest number of votes, regardless of whether that is a majority. A quorum is present if at least a majority of the outstanding shares on the Record Date (61,020,582 shares) are present in person or by proxy. All other matters submitted to you at the meeting will be decided by a majority of the votes cast on the matter, provided a quorum exists, except as otherwise provided by law or our Certificate of Incorporation or Bylaws.

Those who fail to return a proxy (including broker non-votes) or attend the meeting will not count towards determining any required plurality, majority or quorum. Shareholders and brokers returning proxies or attending the meeting who abstain from voting on a proposition will count towards determining a quorum for that matter, and their proxies will not affect determination of a plurality. Those abstentions, however, will not count towards achievement of a majority.

If you are a participant in our Savings Plan, the proxy will represent the number of shares in your plan account as well as shares registered in your name. The proxy will also serve as a voting instruction to the trustees of that plan for the plan shares. If you do not vote your shares, the trustees will not vote plan shares on your behalf.

The enclosed proxies will be voted in accordance with the instructions you place on the proxy card. Unless otherwise stated, all shares represented by your returned, signed proxy will be voted as noted on the first page of this proxy statement.

You can change your mind after sending in a proxy until the meeting, by following these procedures.

Proxies may be revoked if you:

•      Deliver a signed, written revocation letter, dated later than the proxy, to R. Lieberman, Secretary, at 4800 N. Scottsdale Road, Scottsdale, AZ 85251-7623;

•      Deliver a signed proxy, dated later than the first one, to Computershare Investor Services, Proxy Unit, P.O. Box 1878, Chicago, IL 60690-1878.

•      Vote your shares by telephone or the internet differently than you did originally, using the same procedures for those methods; or

•      Attend the meeting and vote in person or by proxy. Attending the meeting alone will not revoke your proxy.

Proxy Solicitation:	Our employees may solicit proxies for no additional compensation. We will reimburse banks, brokers, custodians, nominees and fiduciaries for reasonable expenses they incur in sending these proxy materials to you if you are a beneficial holder of our shares.

SUBMISSION OF SHAREHOLDER PROPOSALS

From time to time, shareholders seek to nominate directors or present proposals for inclusion in the proxy statement and form of proxy for consideration at the annual meeting. To be included in the Proxy Statement or considered at an annual or any special meeting, you must timely submit nominations of directors or proposals, in addition to meeting other legal requirements, such as applicable SEC rules. In accordance with our Bylaws and those rules, we must receive proposals for the 2006 annual meeting no later than December 16, 2005, for possible inclusion in the Proxy Statement or for possible consideration at the meeting. Direct any proposals, as well as related questions, to the undersigned.

ANNUAL REPORT ON FORM 10-K AND

SHAREHOLDERS SHARING AN ADDRESS

A copy of FINOVA’s 2004 Annual Report on SEC Form 10-K is enclosed with this Proxy Statement. Shareholders or other interested persons may request another free copy of FINOVA’s 2004 Annual Report on Form 10-K to the Securities and Exchange Commission upon written request to Shareowner Services, The FINOVA Group Inc., 4800 N. Scottsdale Road, Scottsdale, Arizona 85251-7623. You may also obtain our SEC filings through the internet at www.sec.gov or our website www.finova.com.

If multiple shareholders reside at the same address, we may have sent one copy of the 2004 Annual Report. If you wish to receive a separate copy now or in the future, you may write or call us at the address noted above and we will forward one.

OTHER BUSINESS

The Board of Directors knows of no other matters for consideration at the meeting. If any other business should properly arise, the persons appointed in the enclosed proxy have discretionary authority to vote in accordance with their best judgment.

By order of the Board of Directors.

Richard Lieberman

Senior Vice President

General Counsel and Secretary

PLEASE VOTE -- YOUR VOTE IS IMPORTANT

Appendix A

AUDIT COMMITTEE CHARTER

THE FINOVA GROUP INC.

Purpose:

The Audit Committee is appointed by the Board to assist the Board in overseeing (1) the quality and integrity of FINOVA’s financial statements, (2) FINOVA’s systems of internal accounting and financial controls, (3) compliance with legal and regulatory requirements, (4) the independence and performance of the internal and external auditors, and (5) the activities of the Ethics Committee and compliance with its requirements.

The Committee should promote open communication among the Committee, the Board, financial and senior management, and the internal and external auditors. The Committee members and their designees have the authority to investigate any matter brought to their attention or deemed appropriate by them. They will have full access to all of FINOVA’s books, records, facilities, personnel and agents. The Committee may retain any legal, accounting and other consultants to advise the Committee.

While the Committee has oversight responsibilities, it has no obligation to plan or conduct audits or to determine that the financial statements are complete, accurate and in accordance with generally accepted accounting principles. Management is responsible for preparing the financial statements. The external auditors are responsible for auditing and expressing their opinion on those statements. The Committee also has no obligation to conduct investigations, resolve disagreements, if any, between management, the external auditors or others, or assure compliance with any laws, regulations or the Code of Conduct.

Composition:

The Committee shall be comprised of three or more members, as determined by the Board. All members of the Committee shall meet the independence, experience and any other requirements of the New York Stock Exchange and any other relevant regulatory body, as interpreted by the Board in its reasonable business judgment.

Unless a Chairman is elected by the Board, the members of the Committee may designate a Chairman by majority vote of the full Committee. The Chairman may appoint a temporary Chairman in his or her absence.

Meetings:

The Committee will meet at least four times annually, or more frequently in its discretion. The Committee should meet at least semi-annually with the Chief Executive Officer, Senior Vice President – Controller and Chief Financial Officer, Senior Vice President – Internal Audit (the “Internal Auditor”), the General Counsel and external auditors in separate private sessions to discuss any matters that the Committee or those individuals believe should be discussed privately.

The Committee may establish procedural and policy rules, subject to the supervision of the Board and the requirements of the Company’s certificate of incorporation and bylaws. The Committee may appoint subcommittees or may authorize one or more of its members to act on its behalf in carrying out its duties if permitted by applicable law, stock exchange rules, accounting standards and other governing authority.

Responsibilities:

To fulfill its responsibilities, the Audit Committee will conduct the meetings noted above and will:

A.	Financial Reporting and the Reporting Process:

1.	Review the annual audited financial statements with management and the external auditors, including significant issues regarding accounting principles and policies, as well as the adequacy of internal controls that could significantly affect FINOVA’s financial statements.

2.	Review with management and the external auditors the quarterly financial statements, if required by applicable law, exchange rule, accounting principles or other requirements. If requested by the

Committee or advised by management or the external auditors that the review is necessary or advisable prior to the release of quarterly earnings, the review will be conducted before that release.

3.	Review one or more analyses prepared by management and the external auditors of significant financial reporting issues and judgments made in connection with the preparation of the financial statements. The analyses should review the quality, not just the acceptability, of accounting principles and financial disclosure practices used by FINOVA.

4.	Meet periodically with management to review FINOVA’s financial risk exposures and the steps management has taken to monitor and control those exposures.

5.	Review significant changes to FINOVA’s accounting principles and policies and internal audit standards, as suggested by management, the Internal Auditor or the external auditors.

B.	External Auditors:

1.	Recommend to the Board the appointment of the independent external auditors. Assure the external auditors are advised that they are ultimately accountable to the Committee and the Board.

2.	Evaluate the performance of the external auditors as warranted and annually recommend their retention or replacement to the Board.

3.	Receive periodic reports from the external auditors regarding their independence. Evaluate the reports and satisfy itself and the Board as to the continued independence of the external auditors.

4.	Approve the fees to be paid to the external auditors.

5.	Meet with the external auditors in connection with the audits to review the planning, staffing and scope of the significant audits to be conducted.

6.	Obtain from the external auditors assurance at least annually that Section 10A of the Private Securities Litigation Reform Act of 1995 has not been implicated.

7.	Discuss with the external auditors the matters required to be discussed by Statement of Auditing Standards No. 90, relating to the conduct of the audits.

8.	Review with the external auditors any problems or difficulties they may have encountered in performing their duties, including any restrictions on the scope of activities or access to the required information or any changes to the planned scope of the external audit. Review any management letters provided by the external auditors and management’s response to those letters.

C.	Internal Auditors:

1.	Review the appointment, performance and replacement of the Internal Auditor.

2.	Review with the Internal Auditor the internal audit department’s responsibilities, planned audit activities and department organization.

3.	Review the significant reports to management prepared by the internal auditing department and management’s responses, as well as any other significant issues that department has encountered in performing its auditing duties.

D.	Legal and Ethical Compliance:

1.	Review with management, the Internal Auditor, and the General Counsel whether FINOVA (including its domestic and foreign subsidiaries) is in material compliance with applicable legal requirements. Review the procedures designed to help assure compliance with applicable laws and monitor the results of those compliance efforts.

2.	Review reports from the Internal Auditor on the activities of the Ethics Committee and on compliance by FINOVA personnel and agents with the Code of Conduct.

3.	Review with the General Counsel significant legal matters, investigations by governmental agencies, stock exchanges or other regulatory authorities, changes in FINOVA’s legal compliance policies and procedures, and any other matters requested by the Committee or the General Counsel.

E.	Continuing/General Duties:

1.	Review and update this Charter at least annually and recommend any proposed changes to the Board for approval and publish the Charter in the proxy statement at least once every three years.

2.	Prepare the annual report from the Committee required to be included in FINOVA’s proxy statement.

3.	Review and, if appropriate, approve or recommend Board or shareowner approval of significant related party transactions that require Committee, Board or shareowner approval, pursuant to law or Section 3.07 of the New York Stock Exchange Manual.

4.	Report periodically to the Board on significant results of the foregoing activities.

5.	Report to the New York Stock Exchange and, if necessary, other regulatory agencies regarding the adoption of this Charter and annually on other Committee matters.

6.	Perform any other duties deemed necessary or appropriate by the Committee or the Board or as are imposed by law, rules of the New York Stock Exchange, accounting standards or similar requirements.

The FINOVA Group Inc.

MR A SAMPLE

DESIGNATION (IF ANY)

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Mark this box with an X if you have made

changes to your name or address details above.

Annual Meeting Proxy Card

A Election of Directors

PLEASE REFER TO THE REVERSE SIDE FOR INTERNET AND TELEPHONE VOTING INSTRUCTIONS.

1. The Board of Directors recommends a vote FOR the election of the seven directors named below, whose terms expire in 2005 or until their successors are elected:

For Withhold

For Withhold

01 - Thomas F. Boland

02 - Ian M. Cumming

03 - G. Robert Durham

04 - Thomas E. Mara

05 - R. Gregory Morgan

06 - Kenneth R. Smith

07 - Joseph S. Steinberg

B Non Proposal

1. CONSENT/HOUSEHOLDING ELECTION

Please do not mail future Annual Reports/Proxy Statements/Information Statements and other shareholder publications to this account. Multiple copies are received at this address/household (see back for details).

In their discretion, the Proxies may vote on any other business that properly comes before the meeting. This proxy when properly executed will be voted as instructed above by the undersigned stockholder. If no marking is made, this proxy will be deemed to be direction to vote FOR proposal 1, unless otherwise determined by the Board of Directors or the Proxies.

C Authorized Signatures - Sign Here - Unless voting by telephone or the internet, this section must be completed for your instructions to be executed.

Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, partnership or other entity, please sign in the entity’s full name by an authorized officer. Please date the proxy.

Signature 1 - Please keep signature within the box

Signature 2 - Please keep signature within the box

Date (mm/dd/yyyy)

HHH P P P P

0031791

1 U P X

Proxy/Voting Instruction Card - The FINOVA Group Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

c/o Computershare Investor Services

2 North LaSalle Street, Chicago, IL 60602

I (whether one or more of us) appoint Ian M. Cumming, Thomas E. Mara and Joseph S. Steinberg, and each of them, to be my Proxies. The Proxies may vote on my behalf, in accordance with my instructions, all of my shares entitled to vote at the Annual Shareholders Meeting of The FINOVA Group Inc. (“FINOVA”). The meeting is scheduled for May 12, 2004, but this proxy includes any adjournment(s) of that meeting. The Proxies may vote on my behalf as if I were personally present at the meeting. This card also provides voting instructions (for shares held in my account, if any) to the trustees of FINOVA’s Savings Plan.

IF VOTING BY MAIL, PLEASE COMPLETE, DATE AND SIGN ON REVERSE SIDE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued and to be signed on reverse side)

HOUSEHOLDING ELECTION

IMPORTANT NOTICE

MULTIPLE COPIES OF MAILINGS

TO HOUSEHOLD

The Securities and Exchange Commission allows multiple stockholders residing at the same address the convenience of receiving a single copy of proxy statements, annual reports and other stockholder information if they consent to do so. This is known as “Householding.” This will allow us to save money by reducing the number of documents we must print and mail, and will help protect the environment as well.

By checking this box, you are consenting to our mailing of proxy statements, annual reports and other stockholder information only to the one account in your household for which the box was not checked. We will continue to separately mail a proxy card for each registered stockholder account. Your consent will be perpetual unless you revoke it, which you may do at any time by calling us at 1-888-445-6428 (toll free), or writing to us at Computershare Investor Services, Attn: Proxy Unit, P.O. Box 1878, Chicago, IL 60690-1878. If you revoke your consent, we will begin sending you individual copies of future mailings of these documents within 30 days after we receive your revocation notice.

We encourage you to participate in this program by checking the “Consent/Householding Election” box on the proxy card, for all but one of your stockholder accounts.

NOW YOU CAN VOTE YOUR SHARES BY TELEPHONE OR INTERNET!

QUICK * EASY * IMMEDIATE * AVAILABLE 24 HOURS A DAY * 7 DAYS A WEEK

We encourage you to take advantage of the new and convenient ways to vote your shares. If voting by proxy, you may vote by mail, or choose one of the two methods described below. Your telephone or internet vote authorizes the Proxies to vote your shares in the same manner as if you marked, signed, and returned your proxy card. To vote by telephone or internet, read the Proxy Statement, then follow these easy steps:

To vote using the Telephone (within U.S. and Canada)

• Call toll free 1-877-487-1350 in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

• Follow the simple instructions provided by the recorded message.

To vote using the Internet

• Go to the following web site:

WWW.COMPUTERSHARE.COM/US/PROXY

• Enter the information requested on your computer screen and follow the simple instructions.

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IF YOU ELECT TO VOTE BY MAIL, PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Proxies submitted by telephone or the Internet must be received by 1:00 A.M., Central Time, on May 12, 2004.

THANK YOU FOR VOTING